TEXTURE CAPITAL, INC.

BROKER-DEALER AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of February 10, 2023 (the “Effective Date”) by and among QUANTMRE HEI HOLDINGS I, LLC (the “Issuer”) and Texture Capital, Inc. (“Texture”, together with the Issuer, the “Parties” and each, a “Party”) regarding its proposed offering of equity securities, convertible debt, or other securities convertible into or exercisable for equity securities (the “Securities”) pursuant to exemptions approved by the Securities and Exchange Commission (“SEC”) including, but not limited to, Section 506(b) and 506(c) of Regulation D, Regulation A+ and  Regulation CF under the Securities Act of 1933 (the “Securities Act”) on the terms and subject to the conditions contained herein (the “Offering”).

A. Engagement.  The Issuer hereby retains Texture as its exclusive placement agent in connection with the Issuer’s Offering. Texture agrees to use its reasonable best efforts to effect the Offering. Texture shall identify prospective investors (the “Investors”) and Issuer shall make the Securities in the Offering available to respective Investors. For the avoidance of doubt, “Investors” shall include investors introduced to the Offering through syndication.

The Issuer may, in its sole discretion, solicit indications of interest using an online platform provided by Texture but labeled under the Issuer’s trade name (“Client Platform”). For the avoidance of doubt, Investors include all existing Investors of the Issuer who invest through the Client Platform and/or were identified by Texture. Issuer understands that Texture intends to use the Client Platform to facilitate the Offering upon satisfactory completion of Texture’ due diligence as determined in its sole discretion.

B. Term and Termination. This Agreement may be terminated by either Party upon written notice at any time (the “Termination Date”). The initial term of this Agreement shall be forty-five (45) days from the Effective Date of this Agreement (the “Initial Term”). This Agreement shall automatically renew for successive fifteen (15) day periods and shall automatically terminate twelve (12) months from the Effective Date, unless notice of termination is delivered prior to then (the Initial Term, together with any subsequent renewal term, the “Term”).

C. Compensation. Issuer shall pay to Texture, in cash, an amount equal to 1% of the value of Securities purchased by Investors in the Offering from the proceeds of the Offering (the “Compensation”) at each applicable closing of the Offering (a “Closing”). The Compensation is due immediately upon each receipt of proceeds from the Offering.

Texture shall receive Compensation based on the fair market value of all gross proceeds, services, and/or goods received by the Issuer by Investors in exchange for Securities issued in the Offering. Issuer shall pay Compensation to Texture in the event that, at any time prior to twelve (12) months after the Termination Date, Issuer sells or enters into an agreement to sell Securities to a Prospect.

D. Representations, Warranties and Covenants of the Issuer. The Issuer represents, warrants and covenants to Texture that:

(i)Issuer is registered, in good standing in each jurisdiction it conducts business, has obtained all approvals and/or licenses required to conduct business, including payment of all taxes.

(ii)Issuer shall cooperate with all reasonable due diligence efforts by Texture, including, but not limited to the submission of all Offering related communications to Texture for approval prior to publicizing or distributing such messages to ensure regulatory compliance.

(iii)Issuer shall supply backup verification for any material fact or claim made, as reasonably requested by Texture.

(iv)Issuer will use reasonable best efforts to accept any proposed subscriptions by Investors, and at Closing, promptly issue the applicable Securities to such subscribing investor, unless it has informed Texture in writing and in advance of the Offering of certain identities or characteristics of investors that Issuer intends to reject.

(v)Issuer shall maintain a ledger of all investor subscriptions including investor name, date of subscription, quantity and price of Securities purchased. Issuer shall make such ledger available to Texture upon request.

(vi)Following the Initial Closing of the Offering, and until the date at which Issuer is acquired or conducts its initial public offering, Issuer shall provide quarterly updates to Texture and each Prospect who purchased Securities in the Offering (within 30 days following the close of each calendar quarter). Such updates shall include at least the following information (i) quarterly net sales, (ii) quarterly change in cash and cash on hand, (iii) material updates on the business, (iv) fundraising updates (any plans for next round, current round status, etc.), (v) secondary sales if any, and (vi) notable press and news.

(vii)Texture shall have the right to reference the Offering and its role in connection therewith in marketing materials, on its website and in the press.

(viii)Neither the Issuer nor any of its officers, directors, employees, agents or beneficial owners of 20% or more of the Issuer’s outstanding voting equity securities is or has been (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking, (c) the subject or target of any securities or investment-related investigation by any regulatory authority, or (d) subject to any of the “Bad Actor” disqualifications described in Regulation A, Regulation D and Regulation CF under the Securities Act.

(ix)Issuer shall, at its own expense, prepare and file forms and/or reports with the SEC and any applicable states and take all other actions necessary to qualify for the particular exemption(s) relied upon under the Securities Act in connection with the Offering, make all related state “blue-sky” filings and take all actions necessary to perfect such federal and state exemptions, and provide copies of such filings to Texture.

(x)Issuer has not taken, and will not take, any action to cause the Offering to fail to be entitled to rely upon the particular exemption from registration afforded by the Securities Act. Issuer agrees to comply with applicable provisions of the Securities Act and any requirements thereunder. Issuer agrees that any representations and warranties made by it to any investor in the Offering shall be deemed also to be made to Texture for its benefit.

(xi)In any case where the Offering is not completed on or before the expiration of the Placement Term, and where Investors have placed funds in an escrow fund pending completion of the issuance, Issuer hereby commits to ensure the return of all escrow funds in the full amount originally provided by Investors for whom Texture acted as a Placement Agent, to those Investors within 15 days.

(xii)Issuer agrees to email its complete list of users / customers and direct them to the Client Platform.

(xiii)Issuer shall not, without the prior written consent of Texture, accept investments in the Offering by Investors unless such investment occurs through the Client Platform and the applicable investment funds are routed through the escrow account established by Texture.

(xiv)All materials posted to the Client Platform will not contain (a) any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading or any (b) exaggerated, unwarranted, promissory or unsubstantiated claims. Issuer shall promptly notify Texture if it discovers any such misstatement or inconsistency, or the omission of a material fact, in such materials, and promptly supplement or amend the materials and correct its statements whenever it is necessary to do so in order to comply with applicable laws, rules and regulations, and to ensure truthfulness, accuracy, and fairness in the presentation of the Offering.

(xv)Issuer shall use reasonable efforts to include a prominent positive reference to raising capital utilizing the Client Platform in all press releases regarding its Closing of the Offering. Texture shall have the right to reference the Offering and its role in connection therewith in marketing materials, on its website and in the press.

(xvi)Issuer will not engage any person or entity to perform services similar to those provided by Texture (including other online platforms) without the prior written consent of Texture. For the avoidance of doubt, Issuer may seek funding directly from venture capital firms and angel investors.

E. Representations, Warranties and Covenants of Texture. Texture represents, warrants and covenants to the Issuer that:

(i)Texture is duly registered and in good standing in each jurisdiction in which it conducts business and has obtained all approvals and/or licenses required to conduct its business, including the payment of all taxes.

(ii)Without limiting the generality of the previous representation, Texture will, throughout the Term, maintain its registration with the SEC as a broker-dealer and remain a member of The Financial Industry Regulatory Authority (“FINRA”) in good standing and authorized to conduct the activities contemplated in this Agreement

(iii)At all times during the Term, Texture will conduct its activities in compliance with applicable law, including without limitation any and all requirements related to its status as a broker-dealer under federal and/or state law and/or the rules of FINRA.

(iv)To the extent Texture includes any Issuer business updates (that have not been previously reviewed or consented to by the Issuer) in any offering materials, the use of such business updates in any offering materials shall be subject to the Issuer’s prior consent.

(v)Neither Texture nor any of its officers, directors, employees, agents or beneficial owners of 20% or more of Texture’s outstanding voting equity securities is or has been (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking, (c) the subject or target of any securities or investment-related investigation by any regulatory authority, or (d) subject to any of the “Bad Actor” disqualifications described in Regulation A, Regulation D and Regulation CF under the Securities Act.

F. Limitation of Liability and Indemnification. Issuer agrees that, except in the case of gross negligence, fraud or willful misconduct by Texture and each of its respective affiliates and their respective directors, officers and employees, it will indemnify and hold harmless Texture and its respective affiliates and their respective directors, officers, employees for any loss, claim, damage, expense or liability incurred by the other (including reasonable attorneys’ fees and expenses in investigating, defending against or appearing as a third-party witness in connection with any action or proceeding) in any claim arising out of a material breach (or alleged breach) by it of any provision of this Agreement, as a result of any potential violation of any law or regulation, or in any third-party claim arising out of any investment or potential investment in the Offering by a person other than a Prospect. If any indemnification proceeding (“Proceeding”) is commenced against a Party entitled to indemnification under this Agreement, prompt notice of the Proceeding shall be given to the Party obligated to provide such indemnification.  The indemnifying Party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified Party agrees to reasonably cooperate, at the indemnifying Party’s cost, in the ensuing investigations, defense or settlement.

Issuer hereby agrees that if it breaches any portion of this Agreement: (a) Texture and any applicable third-party beneficiary (each, a “Damaged Party”) would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the applicable Damaged Party; and (c) if a Damaged Party seeks injunctive relief to enforce this Agreement, Issuer will waive and will not (i) assert any defense that the Damaged Party has an adequate remedy at law with respect to the breach, (ii) require that the Damaged Party submit proof of the economic value of any losses, or (iii) require the Damaged to post a bond or any other security. Accordingly, in addition to any other remedies and damages available, Issuer acknowledges and agrees that each Damaged Party may immediately seek enforcement of this Agreement by means of specific performance or injunction, without any requirement to post a bond or other security. Nothing contained in this Agreement shall limit the Damaged Party’s right to any other remedies at law or in equity. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred. All rights and remedies herein shall be in addition to all other rights and remedies available at law or in equity, including, without limitation, specific performance against the Issuer for the enforcement of this Agreement, and temporary and permanent injunctive relief.

THE LIABILITY OF TEXTURE, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT, OR OTHERWISE FOR ALL EVENTS, ACTS, OR OMISSIONS RELATED TO THIS EXHIBIT SHALL NOT EXCEED THE FEES PAID OR PAYABLE TO TEXTURE, UNDER THIS EXHIBIT, EXCEPT IN THE EVENT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF TEXTURE.

G. Confidentiality and Mutual Non-Disclosure. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a Party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by either Party or Investors.

During the Term and at all times thereafter, neither Party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Provider to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

H. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of the United States of America. Texture and Issuer hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Agreement. Aside from otherwise previously mentioned above, in any arbitration, litigation, or other proceeding by which one party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing party shall pay the prevailing party’s costs and expenses, including but not limited to, reasonable attorneys’ fees.

I. Miscellaneous. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect that party’s right to enforce such provisions, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter and may not be modified or amended except by written agreement of all Parties hereto.

This Agreement will be binding upon all successors, assigns or transferees of Issuer.  No assignment of this Agreement by either Party will be valid unless the other Party consents to such an assignment in writing.  Either Party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets.  Any assignment by the either Party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other Party.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The Parties agree that an electronic signature may substitute for and have the same legal effect as the original signature.

Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other Parties hereto at the address listed on the signature page hereto.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ISSUER:	TEXTURE:
QUANTMRE HEI HOLDINGS I, LLC
By: EQRE MANAGER, LLC as Manager By: Matthew Sullivan	By:
Name: Matthew Sullivan	Name: Richard Johnson
Title: Managing Member	Title: CEO
Address: 333 N Wilmot Rd, Ste 340, Tucson, AZ 85711	Address: